EXHIBIT 99.1

2007 DOLBY EXECUTIVE ANNUAL INCENTIVE PLAN

Eligibility:	Eligible employees are the executive officers of the Company and its subsidiaries who are selected by the Compensation Committee.

Bonus Amounts:	The amount each executive officer may be eligible to receive under the 2007 Dolby Executive Annual Incentive Plan (the “Executive Plan”) will be determined as summarized below and pursuant to the level of achievement by the Company of certain profit margin and revenue goals during the 2007 fiscal year.

Target Bonus:	Target bonuses for executives will be established and approved by the Compensation Committee. Each executive’s target bonus will be a percentage of the executive’s base salary at the applicable fiscal year-end.

Actual Bonus:	The principal executive officer’s actual bonus will be determined by multiplying his base salary by his target bonus percentage, but the actual bonus amount may be less than, or exceed, the principal executive’s target bonus, depending on the extent to which the Company meets the profit margin and revenue goals.

The actual bonuses for all other eligible executive officers will be determined by multiplying base salary by the applicable target bonus percentage and then adjusting such number to reflect the executive’s individual performance and the extent to which such executive achieved individual pre-determined performance objectives. However, the actual bonus amount may be less than, or exceed, the executive’s target bonus, depending on (i) the extent to which the Company meets the profit margin and revenue goals and (ii) the extent to which each executive satisfies the appropriate pre-determined performance objectives.

Bonus Payment Approval:	Specific measurable Company revenue and profit margin targets and executive individual objectives will be established by the Compensation Committee no later than ninety (90) days after the commencement of the 2007 fiscal year. All individual executive bonuses must be approved and certified by the Compensation Committee prior to payment.

Subject to Plan:	The bonus pool, and the terms of this Executive Plan, are subject to the applicable terms and conditions of the 2005 Stock Plan.

Maximum Bonus Amount:	Notwithstanding anything to the contrary in this Executive Plan, no “Covered Employee,” as that term is defined in the 2005 Stock Plan, may receive a bonus, in any fiscal year, greater than the individual Covered Employee’s fiscal year limitation authorized by the terms of the 2005 Stock Plan.